CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of SunAmerica Series Trust of our report dated March 30, 2020, relating to the financial statements and financial highlights, which appears in SA Invesco VCP Equity-Income Portfolio’s and SA VCP Dynamic Strategy Portfolio’s (two of the “Portfolios” constituting SunAmerica Series Trust) ) Annual Report on Form N-CSR for the year ended January 31, 2020. We also consent to the references to us under the headings “Financial Highlights” and Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers, LLP

Houston, Texas

February 4, 2021